Exhibit 99.1

Information Relating to Item 14 - Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of $175,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2014 of Coinstar, Inc. (the “Notes”), registered pursuant to the Registration Statement (Registration No. 333-161523) on Form S-3 filed on August 24, 2009, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the FINRA filing fee and the SEC registration fee, which assumes the exercise of the over-allotment option of $25,000,000 in aggregate principal amount of the Notes.

SEC registration fee	$11,160
FINRA filing fees	$75,500
Printing and engraving costs	$20,000
Legal fees and expenses	$350,000
Trustee fees and expenses	$35,000
Accounting expenses	$100,000
Miscellaneous costs	$58,340
Total	$650,000